Exhibit 5.1

780 NORTH WATER STREET MILWAUKEE, WISCONSIN 53202-3590 Tel 414-273-3500 Fax 414-273-5198 www.GKLAW.COM

November 21, 2013

School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin  54942

RE:

Registration Statement on Form S-1 of School Specialty, Inc.

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 402,296 shares (the “Shares”) of Common Stock, $.001 par value, of School Specialty, Inc., a Delaware corporation (the “Company”).  The Shares were issued as of June 11, 2013 pursuant to the Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Reorganization Plan”), as approved pursuant to the Confirmation Order of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), dated May 23, 2013, as corrected June 3, 2013 (the “Confirmation Order”).

In our capacity as counsel to the Company in connection herewith, we have examined (i) the Registration Statement; (ii) the Company’s Amended and Restated Certificate of Incorporation, and Bylaws; (iii) the Reorganization Plan; (iv) certain corporate documents and records and certificates of public officials; (v) the Confirmation Order and certain other orders of the Bankruptcy Court; and (vi) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.  In all such investigations and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware and the United States Bankruptcy Code, each as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein.  The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  The foregoing opinions are given as of the date

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.

GODFREY & KAHN IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.

School Specialty, Inc.

November 21, 2013

hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement and the prospectus constituting a part thereof.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.